Exhibit 10.18

RXI PHARMACEUTICALS CORPORATION

SCIENTIFIC ADVISORY AGREEMENT

This Scientific Advisory Agreement (the “Agreement”) dated as of May 1, 2011, is made by Dr. George E. Peoples (the “Advisor”) and RXi Pharmaceuticals Corporation, a Delaware corporation (“RXi” and together with the Advisor, the “Parties”).

AGREEMENT

1. Services.1 As of the Effective Date, RXi shall retain the Advisor, and the Advisor agrees to serve, as a scientific advisor to RXi and to consult with RXi in the Field (as hereinafter defined). The Advisor agrees to provide to RXi such services in the Field as are customarily performed by a scientific advisor to a company such as RXi (the “Services”). The Advisor is being engaged by RXi as a consultant for the exchange of ideas only and shall not direct or conduct research for or on behalf of RXi. The Services will include, without limitation:

•	Consulting with RXi’s management within the Advisor’s professional area of expertise from time to time as reasonably requested by RXi;

•	Exchanging strategic and business development ideas with RXi;

•	Chairing the Scientific Advisory Board (SAB); and

•

Attending scientific, medical, regulatory or business meetings with RXi’s management, such as United States Food & Drug Administration meetings, meetings with strategic or potential strategic partners and other meetings relevant to the Advisor’s area of expertise.

For purposes of this Agreement, the term “Field” means the development of pharmaceutical products or product candidates for the treatment of HER2-positive cancer, or may directly compete with NeuVax. The Advisor is agreeing to provide the Services under this Agreement in consideration of the compensation provided in Section 3 hereof. During the Term of this Agreement, without the prior written consent of RXi, the Advisor will not be employed by or otherwise render services to another company engaged in the Field.

2. Performance of Services. As of the Effective Date, the Advisor agrees to make himself available to render the Services, at such time or times and location or locations as may be mutually agreed, from time to time at the request of RXi. The Advisor agrees not to perform any Services for RXi on the premises of his current employer, US Army (which is referred to as the “Principal Institution”), any academic institution or any hospital with which he is or may become affiliated (each such Principal Institution, academic institution and hospital an “Affiliated Institution”) or with the respective facilities or funds of any such Affiliated Institution which could result in claims by such Affiliated Institution of rights in any Inventions (as defined in Section 7 hereof), without the express prior agreement of RXi and the Affiliated Institution, as appropriate. Unless covered by an appropriate agreement between any third party (other than an

[1]	To be confirmed: consent of Advisor’s employer/institution required?

Affiliated Institution) and RXi, the Advisor shall not knowingly engage in any activities or use any facilities in the course of providing Services which could result in claims of ownership to any Inventions being made by such third party. The Advisor agrees to devote his reasonable and diligent efforts to the performance of the Services.

3. Compensation. RXi will compensate the Advisor for providing the Services to RXi as follows, with such compensation to be the full consideration for the Services:

(A) Cash Compensation. The Advisor will receive a monthly consulting fee of $25,000 during the Term, payable on the last day of each calendar month and pro rated for each partial month of engagement hereunder.

(B) Stock Option. On the Effective Date, the Company shall grant the Advisor a stock option (“Option’’) under the Company’s Amended and Restated 2007 Incentive Plan (the “Plan”) to purchase One Hundred Thousand (100,000) shares of the Company’s common stock. The Option shall vest in equal quarterly installments over 3 years beginning on the first quarterly anniversary of the Effective Date, provided, in each case, that the Advisor remains in the continuous engagement of the Company through such quarterly anniversary date. The Option shall (a) be exercisable at an exercise price per share equal to the closing market price of the Company’s common stock on the date of the grant, (b) have a term of ten years, and (c) be on such other terms as shall be determined by the Board (or the Compensation Committee of the Board) and set forth in a customary form of stock option agreement under the Plan evidencing the Option.

(C) Stock Option. On the Effective Date, the Company shall grant the Advisor a stock option (“Option”) under the Company’s Amended and Restated 2007 Incentive Plan (the “Plan”) to purchase One Hundred Thousand (100,000) shares annually for five (5) years of the Company’s common stock. The Option shall vest in equal quarterly installments over 3 years beginning on the first quarterly anniversary of the Effective Date, provided, in each case, that the Advisor remains in the continuous engagement of the Company through such quarterly anniversary date. The Option shall (a) be exercisable at an exercise price per share equal to the closing market price of the Company’s common stock on the date of the grant, (b) have a term of ten years, and (c) be on such other terms as shall be determined by the Board (or the Compensation Committee of the Board) and set forth in a customary form of stock option agreement under the Plan evidencing the Option.

(D) Expenses. RXi shall promptly reimburse the Advisor for reasonable out-of-pocket expenses, including, without limitation, travel expenses incurred by him in the performance of the Services, following RXi’s receipt of a request for reimbursement from the Advisor. The Advisor shall provide RXi with documentation supporting all such expenses within 30 days of incurring the expense.

4. Principal Institution. RXi recognizes that the activities of the Advisor are or will be subject to the rules and regulations of the Principal Institution and any other Affiliated Institution, now or in the future, and RXi agrees that the Advisor shall be under no obligation to perform Services if such performance would conflict with such rules and regulations, or constitute a conflict of interest under the relevant policies of the Affiliated Institution. The

Advisor has no reason to believe that the Advisor’s performance of any of the services contemplated by this Agreement will conflict with the applicable rules or policies of any Affiliated Institution, each as presently in effect. In the event such rules and regulations shall, in RXi’s reasonable opinion or the reasonable opinion of the Advisor, substantially interfere with the performance of Services by the Advisor, RXi or the Advisor may, notwithstanding anything herein to the contrary, terminate this Agreement without liability to the other party upon 30 days notice. The Advisor shall provide copies to RXi of all status reports he delivers and other material correspondences he has with any Affiliated Institution concerning this Agreement or the Services within three (3) business days of his delivery or receipt of such report or correspondence, provided that the policies of any Affiliated Institution permit him to do so, and provided further that RXi agrees to hold any such report or correspondence in confidence.

5. Term; Termination; Effect of Termination.

(A) Term; Termination. The Advisor’s performance of Services shall commence on the Effective Date and shall continue until five (5) years or terminated pursuant to the terms of this Agreement (the “Term”). RXi may terminate this Agreement (in addition to any other available remedy) at any time for Cause. The term “Cause” shall mean the Advisor’s material breach of this Agreement which goes uncured for more than 15 days following written notice from RXi, the Advisor’s conviction of or plea of no contest to any felony, or the Advisor’s act or failure to act that materially and adversely affects the business or reputation of RXi.

(B) Effect of Termination. Upon termination of this Agreement, the Advisor shall be entitled to payment, not later than three (3) business days after the date of termination, of (i) any accrued but unpaid portion of his monthly consulting fee, prorated for any partial month of service prior to the date of termination, and (ii) reimbursement of out-of-pocket expenses accrued but unpaid as of the date of termination.

(C) Survival of Certain Provisions. No termination of this Agreement shall relieve the Advisor or RXi of any obligations hereunder which by their terms are intended to survive the termination of the Advisor’s association with RXi, including, but not limited to, the obligations of Sections 3 (as to only those provisions that are specifically described as being applicable after the Term), 7 through 11, 14, 17, 18, and 21 through 23 hereof.

(D) Return of RXi Property. Upon termination of this Agreement for any reason, the Advisor shall promptly deliver to RXi any and all property of RXi or their customers, licensees, licensors, or affiliates provided to the Advisor pursuant to this Agreement which may be in his possession or control, including without limitation, products, memoranda, notes, diskettes, records, reports, laboratory notebooks, or other documents or photocopies of the same and shall destroy any Confidential Information (as defined in Section 8 hereof) in tangible form.

6. Independent Contractor. For purposes of this Agreement and all Services to be provided hereunder, Advisor shall not be considered a partner, co-venturer, agent, employee or representative of Company, but shall remain in all respects an independent contractor, and neither party shall have any right or authority to make or undertake any promise, warranty or representation, to execute any contract, or otherwise to assume any obligation or responsibility in the name of or on behalf of the other party. Without limiting the generality of the foregoing,

Advisor shall not be considered an employee of Company for purposes of any state or federal laws relating to unemployment insurance, social security, workers compensation or any regulations which may impute an obligation or liability to Company by reason of an employment relationship. Advisor agrees to pay all income, FICA, and other taxes or levies imposed by any governmental authority on any compensation that Advisor receives under this Agreement. Advisor shall indemnify, defend and hold harmless Company and its officers and employees from and against any and all losses, damages, liabilities, obligations, judgments, penalties, fines, awards, costs, expenses and disbursements (including without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any claim, action, suit, proceeding or investigation) suffered or incurred by Company as a result of any allegation that Advisor is an employee of Company by virtue of performing any work for or on behalf of Company hereunder or otherwise.

7. Inventions. The Advisor shall promptly disclose to RXi, and, subject to the terms of the third paragraph of this Section 7, hereby assigns and agrees to assign to RXi (or as otherwise directed by RXi), his full right, title and interest, if any, to all Inventions (as defined below). The Advisor agrees to cooperate fully with RXi, its attorneys and agents, in the preparation and filing of all papers and other documents as may be required to perfect RXi’s rights in and to any of such Inventions, including, but not limited to, execution of any and all applications for domestic and foreign patents, copyrights or other proprietary rights and the performance of such other acts (including, among others, the execution and delivery of instruments of further assurance or confirmation) requested by RXi to assign the Inventions to RXi and to permit RXi to file, obtain and enforce any patents, copyrights or other proprietary rights in the Inventions, all at RXi’s sole cost and expense. The Advisor hereby designates RXi as his agent, and grants to RXi a power of attorney with full power of substitution, which power of attorney shall be deemed coupled with an interest, for the purpose of effecting any such assignment hereunder from the Advisor to RXi in the event the Advisor should fail or refuse to sign and deliver any document in connection with perfecting the foregoing rights of RXi within 10 days following RXi’s request; provided that, in each case in which RXi intends to exercise this right (i) it shall give the Advisor 30 days written notice, by certified mail that they intend to exercise their rights under this sentence, which notice shall refer to this Agreement and shall be accompanied by (a) copies of the documents that RXi intends to execute or file, or a description of the other acts that Companies intend to take, and (b) reasonably sufficient information about the Invention or other intellectual property to which the documents or acts relate for the Advisor to make a determination of whether the document or acts relate to an Invention; and (ii) RXi may not exercise its rights under this sentence if the Advisor notifies RXi within the 30-day period referred to above that the Advisor disagrees.

‘‘Inventions” shall mean, for purposes of this Section 7, ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, trade secrets, apparatus, developments, techniques, methods, biological processes, cell lines, laboratory notebooks and formulas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made or discovered by the Advisor (whether alone or with others) within the Field (i) solely as a direct result of consulting with RXi under this Agreement and (ii) not in the course of the Advisor’s activities as an employee of Principal Institution. In no event shall the Advisor’s obligations hereunder relate to any right, title or interest that the Advisor may have in ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, trade secrets, apparatus, developments, techniques, methods, biological processes, cell lines, laboratory notebooks and formulas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made or discovered by the Advisor (whether alone or with others) with the use of facilities or findings of any Affiliated Institution and that the Advisor is required to assign to his Affiliated Institution pursuant to the rules and regulations of such Affiliated Institution. Further, RXi will have no rights by reason of this Agreement in any publication, invention, discovery, improvement, or other intellectual property whatsoever, whether or not publishable, patentable, or copyrightable, which is developed as a result of a program of research financed, in whole or in part, by funds provided by or under the control of the Principal Institution. The Advisor agrees to not knowingly use or incorporate any third party proprietary information into any Inventions or to disclose such information to RXi. Upon termination of this Agreement with RXi, the Advisor shall provide to RXi in writing a full, signed statement of all Inventions in which the Advisor participated prior to termination of this Agreement.

RXi acknowledges and agrees that it will enjoy no priority or advantage as a result of the consultancy created by this Agreement in gaining access, whether by license or otherwise, to any proprietary information or intellectual property that arises from any research undertaken by the Advisor in his capacity at the Principal Institution.

8. Confidentiality. The Advisor may disclose to RXi any information that the Advisor would normally freely disclose to other members of the scientific community at large, whether by publication, by presentation at seminars, or in informal scientific discussions. However, the Advisor shall not disclose to RXi information that is proprietary to Principal Institution and is not generally available to the public other than through formal technology transfer procedures.

During the Term, the Advisor will be exposed to certain information concerning RXi’s research, business, Inventions, products, proposed new products, designs, clinical testing programs, manufacturing processes and techniques, customers, and other information and materials that embody trade secrets or technical or business information that is confidential and proprietary to RXi and is not generally known to the public (collectively, “Confidential Information”). Confidential Information shall not include information that (i) is in the public domain on the Effective Date of this Agreement, (ii) is or was disclosed to the Advisor by a third party having no fiduciary relationship with RXi and having no known obligation of confidentiality with respect to such information, (iii) is or was independently known or developed by the Advisor without reference to the Confidential Information as reasonably demonstrated by the Advisor by written records or (iv) is required by law or in a legal proceeding to be disclosed, provided that the Advisor shall give RXi prior written notice of such proposed disclosure so that RXi may take such legal steps as they deem appropriate to protect the Confidential Information. In addition, Confidential Information does not include information generated by the Advisor, alone or with others, unless the information (i) is generated solely as a direct result of the performance of the Services and (ii) is not generated in the course of the Advisor’s activities as an employee of Principal Institution. The Advisor hereby agrees, for a period of seven (7) years following the expiration or earlier termination of this Agreement not to disclose or make use of, or allow others to use, any Confidential Information, except to RXi’s employees and representatives, without RXi’s prior written consent, unless such information becomes publicly available through no fault of the Advisor. In addition, the Advisor further agrees not to make any notes or memoranda relating to the business of RXi other than for the benefit of RXi and not to use or permit to be used at any time any such notes or memoranda other than for the benefit of RXi.

9. Injunctive Relief. The Advisor agrees that any breach of this Agreement by him could cause irreparable damage to RXi and that in the event of such breach RXi shall have the right to obtain injunctive relief, including, without limitation, specific performance or other equitable relief to prevent the violation of his obligations hereunder. It is expressly understood and agreed that nothing herein contained shall be construed as prohibiting RXi from pursuing any other remedies available for such breach or threatened breach, including, without limitation, the recovery of damages by RXi.

10. No Assignment by the Advisor. The Services to be rendered by the Advisor are personal in nature. The Advisor may not assign or transfer this Agreement or any of his rights or obligations hereunder. In no event shall the Advisor assign or delegate responsibility for actual performance of the Services to any other natural person.

11. Publications. The Advisor agrees that he will not at any time during the time limitations set forth in paragraph 9 hereof, publish any Confidential Information that becomes known to him as a result of his relationship with RXi which is, or pursuant to the terms hereof becomes, the property of RXi or any of its clients, customers, consultants, licensors, licensees, or affiliates except to such extent as may be necessary in the ordinary course of performing in good faith his duties as scientific advisor of RXi and with the prior written consent of RXi.

During the Term and for a period of two years thereafter, the Advisor agrees to submit to RXi for a period of at least 30 days (the “Review Period”) a copy of any proposed manuscript or other materials to be published or otherwise publicly disclosed by the Advisor (each a “Proposed Publication”) which contains Confidential Information or discloses Inventions in sufficient time to enable RXi to determine if patentable Inventions or Confidential Information would be disclosed. Nothing herein shall be construed to restrict the Advisor’s right to publish material which does not contain Confidential Information. Following the expiration of the Review Period, if RXi does not notify the Advisor that the Proposed Publication discloses patentable Inventions or Confidential Information such Proposed Publication shall be deemed to be approved by RXi for publication. In addition, the Advisor will cooperate with RXi in this respect and will delete from the manuscript or other disclosure any Confidential Information if requested by RXi and will assist RXi in filing for patent protection for any patentable Inventions prior to publication or other disclosure.

12. No Conflicting Agreements. The Advisor represents and warrants, that as of the Effective Date, he will not be a party to any future commitments or obligations that conflict with this Agreement. In this regard, as a condition to the effectiveness of this Agreement the Advisor shall provide to RXi the written consent and acknowledgement of Principal Institution to Advisor’s entry into this Agreement. During the Term, the Advisor will not enter into any agreement either written or oral in conflict with this Agreement and will arrange to provide Services under this Agreement in such a manner and at times that such Services will not conflict with his responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship he has at any time with any third party. In the event of any inconsistency between this Agreement and any agreement or policy of any Affiliated Institution, the agreement or policy of the Affiliated Institution shall control.

13. Other Consulting Services. RXi agrees that the Advisor may serve as a member of scientific advisory boards or in a similar capacity with, and provide consulting services to, other companies in scientific areas outside of the Field, provided that such service does not conflict or materially interfere with his Services hereunder.

14. Nonsolicitation. During the Term and for a period of one year thereafter, the Advisor, personally, will not, without RXi’s prior written consent, directly solicit the employment of any employee of RXi or its affiliates with whom the Advisor has had contact in connection with the relationship arising under this Agreement. Nothing in this Section 14 shall be deemed to prohibit general solicitations of employment by any Affiliated Institution.

15. Disclosure of Relationship. The parties each shall be entitled to disclose that the Advisor is serving as a scientific advisor to RXi and RXi may use the Advisor’s name, including in any business plan, press release, advertisement, prospectus or other offering document of RXi or its affiliates, so long as any such usage (a) is limited to reporting factual events or occurrences only, and (b) is made in a manner that could not reasonably constitute a specific endorsement by the Advisor of RXi or of any program, product or service of RXi. However, RXi shall not use the Advisor’s name in any press release, or quote the Advisor in any RXi materials (including advertisements), or otherwise use the Advisor’s name in a manner not specifically permitted by the preceding sentence, unless in each case RXi obtains in advance the Advisor’s consent. The foregoing consents shall not be unreasonably withheld or delayed by the Advisor. Notwithstanding the foregoing, if, in the opinion of RXi’s counsel, RXi is required by applicable law to use the Advisor’s name in a press release or governmental filing and, under the circumstances, RXi is not reasonably able to obtain the advance written consent of the Advisor, as applicable, to such use, then RXi may proceed without obtaining the advance written consent of the Advisor.

16. Notices. All notices and other communications hereunder shall be delivered or sent by facsimile transmission, recognized courier service, registered or certified mail, return receipt requested.

If to RXi:

RXi Pharmaceuticals Corporation

60 Prescott Street

Worcester, MA 01605

Attn: Chief Executive Officer

Facsimile: 508-767-3862

If to the Advisor:

George Peoples, M.D.

120 Geneseo Road

San Antonio, TX 78209

210-824-0617

Such notice or communication shall be deemed to have been given as of the date sent by the facsimile or delivered to a recognized courier service, or three days following the date sent by registered or certified mail.

17. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns. The Advisor agrees that RXi may assign this Agreement, in whole but not in part, to any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger, consolidation or other reorganization of RXi with or into such corporations. RXi also may assign this Agreement, in whole but not in part, to any person or entity controlled by, in control of, or under common control with, RXi, if it obtains the prior written consent of the Advisor, which consent shall not unreasonably be withheld or delayed; provided, however, that no such assignment shall relieve RXi of its liability to the Advisor hereunder. RXi may not otherwise assign this Agreement without the Advisor’s prior written consent.

18. Indemnification. RXi shall indemnify, defend and hold harmless the Advisor from any claim, loss, liability or expense (including reasonable attorney’s fees) incurred by him as a result of the performance of his Services hereunder in accordance with the terms hereof, a material breach by RXi hereof or any gross negligence or willful misconduct by RXi or its respective officers or directors in connection with this Agreement or otherwise relating to or resulting from the performance of the Services hereunder, except where such claim, loss, liability or expense is attributable primarily to the Advisor’s own gross negligence or willful misconduct.

19. Entire Agreement; Counterparts. This Agreement constitutes the entire agreement among the parties as to the subject matter hereof. No provision of this Agreement shall be waived, altered or cancelled except in writing signed by the party against whom such waiver, alteration or cancellation is asserted. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflict of law principles.

21. Enforceability. The invalidity or unenforceability of any provision hereof as to an obligation of a party shall in no way affect the validity or enforceability of any other provision of this Agreement, provided that if such invalidity or unenforceability materially adversely affects the benefits the other party reasonably expected to receive hereunder, that party shall have the right to terminate this Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by limiting or reducing it or them, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

22. Construction. This Agreement has been prepared jointly and shall not be strictly construed against any party.

23. Resolution of Disputes. Except as set forth below, any dispute arising under or in connection with any matter related to this Agreement or any related agreement shall be resolved exclusively by arbitration. The arbitration will be in conformity with and subject to the applicable rules and procedures of the American Arbitration Association. All parties agree to be (i) subject to the jurisdiction and venue of any arbitration or litigation in Delaware; and (ii) bound by the decision of the arbitrator as the final decision with respect to any dispute that is to be resolved by arbitration pursuant to this Agreement.

24. Advice of Counsel. Each party acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Scientific Advisory Agreement as a sealed instrument as of the date first written above.

RXi Pharmaceuticals Corporation

By:	/s/ Mark J. Ahn
Name:	Mark J. Ahn, PhD
Its:	President & CEO

Advisor:

/s/ George E. Peoples
George E. Peoples, M.D.